EXHIBIT 99.1
For Immediate Release	Contact: Shawn Harrington
June 24, 2004	(860) 644-1551

GERBER SCIENTIFIC TO TRANSFER GERBER COBURN OPERATIONS
IN MUSKOGEE TO OTHER U.S. LOCATIONS

Muskogee Plant to Close by April 2005

Move Expected to Result in Annual Savings of About $3 Million

SOUTH WINDSOR, CT, June 24, 2004 - Gerber Scientific (NYSE: GRB) today announced plans to move most of the operations of its Gerber Coburn plant in Muskogee, Okla., to other Gerber locations, mainly in Connecticut. The company expects to close the Muskogee plant by April 2005.

Gerber Coburn's Muskogee plant currently employs approximately 130 people. Employees affected by the closing will be eligible for severance pay and other benefits, including assistance with preparations for finding new jobs, depending on individual circumstances. Gerber Coburn will be working with local employers and the city and county of Muskogee to identify job opportunities. A small number of employees is expected to relocate to the company's operations in Connecticut.

The move is expected to result in charges of up to $3.4 million, which will generate approximately $1.3 million of savings this fiscal year and approximately $3.0 million of annual savings thereafter for Gerber Coburn. This action will enable the company to improve service to customers by leveraging Gerber Scientific Operations - the company's shared services unit - and third-party service providers.

"The actions we are announcing today will significantly reduce costs, while enabling us to enhance customer service at Gerber Coburn," said Marc T. Giles, president and chief executive officer of Gerber Scientific. "Though actions of this kind are always difficult, our decision to close the Muskogee plant followed an intensive and thorough study. The economic and operational advantages of this move have been clearly established and the steps we are taking are in the long-term interests of customers, the company, and our shareholders."

John R. Hancock, president of Gerber Coburn, said, "This was a tough decision for both the company and me personally, having lived in Oklahoma and been involved with the plant for the past 10 years. But competitive pressures and the need to improve profitability simply cannot be denied."

Gerber Optical acquired Coburn Optical Industries in 1998, becoming Gerber Coburn, and a consolidation of the Muskogee facility was considered at that time. The decision was made instead to concentrate manufacturing for the optical business in Oklahoma. However, changing business conditions and a strategic initiative by Gerber to revamp its cost structure raised the question of the viability of the Oklahoma operation again.

The move at the Muskogee plant is consistent with a broad range of initiatives underway throughout the Gerber organization. Gerber Scientific recently completed the second year of a three-year turnaround plan aimed at reducing and refinancing its debt, improving operations at its Spandex unit, implementing company-wide shared services in its supply chain and financial operations, and establishing systematic processes for driving technological innovation throughout the Gerber organization.

About Gerber Scientific, Inc.

Gerber Scientific is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

About Gerber Coburn

Gerber Coburn provides computer-integrated lens processing systems for the ophthalmic industry. The company designs, manufactures, and services software, equipment, and supplies used in all aspects of surfacing prescriptions in lens blanks, coating lenses, and machining lenses to fit patient frames. Gerber Coburn serves over 7,000 customers in more than 75 countries.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 2004, October 31, 2003 and July 31, 2003 and its Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the company assumes no obligation to update or revise any forward-looking statements contained in this release.